EXHIBIT 1

                             JOINT FILING AGREEMENT


     WHEREAS, the statement on Schedule 13D to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

     WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all Reporting Persons rather than individual statements on Schedule 13D on behalf of each of the Reporting Persons;

     NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

     1. Each of the Reporting Persons is individually eligible to use the Joint Statement.

     2. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

     3. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

     4. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such person knows or has reason to believe that such information is inaccurate.

     5. The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

Dated:  March 7, 1997



LEEWARD CAPITAL, L.P.                    LEEWARD INVESTMENTS, LLC



/s/ LEEWARD CAPITAL, L.P.                /s/ ERIC P. VON DER PORTEN
-------------------------                --------------------------
By:  Leeward Investments, LLC            By:  Eric P. Von der Porten
Its:  General Partner                    Its:  Manager



/s/ ERIC P. VON DER PORTEN
--------------------------
Eric P. Von der Porten